February 3, 2026 For Immediate Release

Press Release

Heartland Express, Inc. Reports Fourth Quarter and Annual Financial Results

NORTH LIBERTY, IOWA - February 3, 2026 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2025.

Three months ended December 31, 2025:
•Operating Revenue of $179.4 million,
•Net Loss of $19.4 million and Basic Loss per Share of $0.25,
•8.3% Operating Cash Flows as a percentage of Operating Revenue,
•Operating Ratio of 112.7% (which includes the impacts of a non-cash trade name impairment of $19.0 million) and 101.6% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.2 billion,
•Stockholders' Equity of $755.3 million.

Twelve months ended December 31, 2025:
•Operating Revenue of $805.7 million,
•Operating Loss of $57.4 million,
•Net Loss of $52.5 million, Basic Loss per Share of $0.67,
•11.1% Operating Cash Flows as a percentage of Operating Revenue,
•Operating Ratio of 107.1% and 104.7% Non-GAAP Adjusted Operating Ratio(1),
•$10.4 million paid to repurchase our common stock,
•$41.2 million paid for debt reductions in 2025 ($337.0 million paid since acquisitions in 2022).

Heartland Express Chief Executive Officer, Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our consolidated operating results for the three and twelve months ended December 31, 2025, reflect sequential improvement in operations as a direct result of the hard work and discipline of our team and our professional drivers during the most recent quarter and the full year of 2025. While a trade name impairment recorded during the fourth quarter caused operating ratio to deteriorate between the third and fourth quarters of 2025, Non-GAAP adjusted operating ratio(1) sequentially improved through each quarterly period of 2025. Operating ratios throughout 2025 consisted of the following - 106.8% (107.1% adjusted operating ratio(1)) in Q1 2025, 105.9% (106.0% adjusted operating ratio(1)) in Q2 2025, 103.7% (103.5% adjusted operating ratio(1)) in Q3 2025, and 112.7% (101.6% adjusted operating ratio(1)) in Q4 2025. We believe the investments made to improve our internal processes and systems along with the strategic decision to consolidate our two largest operating fleets of drivers into Heartland Express at the end of 2025, have and will continue to allow us to improve our operating results. Further, we believe that this gives us the best probability for success and allows us to better capitalize on potential industry and market improvements in 2026. We believe we are seeing positive signs across the landscape of the transportation industry to reduce excess capacity through both regulatory enforcement and more abrupt exits of capacity. We do not believe that there will be meaningful improvement until some months later in 2026. We are however seeing early trends of positive shifts in customer volume, certain rates, and increasing customer expectations which are a positive change from the last three years of operation. We also point to our operating cash flows, our ability to repurchase shares of our common stock, and our ability to aggressively pay down debt even during a period of prolonged freight weakness in the truckload industry.

Key operating accomplishments during 2025 included the unification of a common transportation management system for all operating brands, alignment of telematics technology for our two largest fleets (with full enterprise alignment expected in 2026), removal of unprofitable freight applications, freight balancing and reduction of unproductive miles through improved visibility, and right-sizing of our network of terminal facilities and allocations of supporting staff for the benefit of our professional drivers. In addition, effective December 31, 2025, the legacy professional drivers and the U.S. operations of Contract Freighter's, Inc. ("CFI") joined as a unified fleet under Heartland Express. We believe this change will unlock freight opportunities and allow for better pay for our professional drivers that previously were limited when operating separately. However, the decision to unify CFI with Heartland Express resulted in $19.0 million of impairment charges related to the CFI trade name in the fourth quarter of 2025.

Mr. Gerdin continued: "Our financial goals continue to be (i) generate an operating ratio in the low to mid 80s, (ii) grow revenue profitably, organically and through acquisitions, and (iii) carry a debt-free balance sheet. We are driven by these principals and we will continue to take the strategic steps needed to achieve them over time. Throughout our history, these principles have allowed us to generate significant cash flows and be opportunistic with acquiring and disposing of equipment and facilities, making acquisitions, and returning capital to stockholders. In 2022, we incurred substantial debt to acquire CFI and Smith Transport. We expect to eliminate that debt and return to a debt free balance sheet in 2027. We also expect to continue achieving unified and consistent operations across our systems, customers, processes, and operating results even while navigating the extended unfavorable operating environment that all have faced in the transportation industry over the last few years. Based on the items discussed, we are excited about the future of our organization, for our investors, our professional drivers, and our hard working support team."

Financial Results

Heartland Express ended the fourth quarter of 2025 with operating revenues of $179.4 million ($157.7 million excluding fuel surcharge revenue), compared to $242.6 million ($214.6 million excluding fuel surcharge revenue) in the fourth quarter of 2024. Operating revenues for the quarter included fuel surcharge revenues of $21.7 million compared to $28.0 million in the same period of 2024. The extended weak freight environment continued to present challenges to our financial results during the quarter. However, we believe our investments and strategic decisions during 2025 will result in operational improvements throughout 2026 and beyond. Net loss was $19.4 million, compared to net loss of $1.9 million in the fourth quarter of 2024, and basic loss per share was $0.25 during the quarter compared to $0.02 basic loss per share in the fourth quarter of 2024. The Company posted an operating ratio of 112.7%, non-GAAP adjusted operating ratio(1) of 101.6%, and net loss as a percentage of operating revenues of 10.8% in the fourth quarter of 2025 compared to 99.6%, 98.9% and 0.8% respectively, in the fourth quarter of 2024.

For the twelve-month period ended December 31, 2025, operating revenues were $805.7 million, compared to $1.0 billion in the same period of 2024, a decrease of 23.1%. Operating revenues included fuel surcharge revenues of $96.6 million compared to $133.9 million in the same period of 2024, a $37.3 million decrease. The 2025 period included $23.4 million gain on sales of property and equipment compared with $7.5 million in the 2024 period. Net loss was $52.5 million in 2025, as compared to $29.7 million net loss in 2024. Basic loss per share was $0.67 compared to $0.38 basic loss per share in 2024. The Company posted an operating ratio of 107.1%, non-GAAP adjusted operating ratio(1) of 104.7% and net loss as a percentage of operating revenues of 6.5% in the twelve months ended December 31, 2025 compared to 101.9%, 101.7% and 2.8%, respectively in 2024.

Balance Sheet and Liquidity

At December 31, 2025, the Company had $18.5 million in cash balances, an increase of $5.7 million since December 31, 2024. Debt and financing lease obligations were $159.8 million at December 31, 2025 ($151.9 million of CFI acquisition debt and $7.9 million of Smith Transport acquired equipment financing). These amounts are down from the initial $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the

Smith acquisition in May 2022. During 2025, the Company made $41.2 million in debt payments. There were no borrowings under the Company's unsecured line of credit at December 31, 2025. The Company had $88.8 million in available borrowing capacity on the line of credit as of December 31, 2025, after consideration of $11.2 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the year with total assets of $1.2 billion and stockholders' equity of $755.3 million.

Net cash flows from operations for the twelve-month period ended December 31, 2025 were $89.3 million, 11.1% of operating revenues (8.3% in the 4th quarter of 2025). The primary use of cash for financing activities during the twelve-month period ended December 31, 2025 were $41.2 million repayments of debt and financing leases, $10.4 million for repurchases of our common stock, and $6.2 million for regular dividends. The primary use of cash for investing activities was $26.3 million for net property and equipment transactions.

The average age of the Company's tractor fleet was 2.6 years as of December 31, 2025, compared to 2.5 years at December 31, 2024. The average age of the Company's trailer fleet was 7.3 years at December 31, 2025 compared to 7.4 years at December 31, 2024.
The Company continued its commitment to shareholders through the payment of cash dividends. Regular dividends of $0.02 per share were declared during each quarter of 2025. The Company has now paid cumulative cash dividends of $561.4 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past ninety consecutive quarters since 2003. Our outstanding shares at December 31, 2025 were 77.4 million. A total of 3.6 million shares of common stock have been repurchased for $49.2 million over the past five years. The Company has the ability to repurchase an additional 4.8 million shares under the current authorization which would result in 72.6 million outstanding shares if fully executed.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by our customers. These awards received include:

•Pepsico Transportation – Carrier of the Year – WHD West Division
•Georgia Pacific – OTR Van National Carrier of the Year
•WK Kellogg Co – WKKCC CD&L Supplier Founders Award
•Molson Coors – Transportation Supplier of the Year
•Shaw Industries – Outbound Class B Carrier of the Year
•FedEx Express - Yearly Superior Performance Award FY 25
•Mars Pet Nutrition – Carrier of the Year East
•Tractor Supply – Value Award – Accountability

During 2025, we were also recognized with the following environmental, operational, industry, and community service awards:

•Newsweek's 2025 Most Trustworthy Companies in America
•Logistics Management – Quest for Quality Award – Expedited Motor Carriers
•Wreaths Across America - Honor Fleet

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on excellence in all areas of our business.

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “ensure,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, our ability to react to and capitalize on changing market conditions, the expected impact of operational improvements, strategic changes, enhanced scale, consolidation of the U.S. operations of CFI into Heartland Express, and cost reductions, progress toward our goals, future dispositions of revenue equipment and real estate and gains therefrom, future operating ratio, future stock repurchases, dividends, acquisitions, and debt repayment, and results of the foregoing are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
OPERATING REVENUE	$179,355	$242,576	$805,709	$1,047,511

OPERATING EXPENSES:
Salaries, wages, and benefits	$71,509	$97,543	$329,158	$427,748
Rent and purchased transportation	11,750	16,163	51,670	80,056
Fuel	29,513	39,107	135,221	177,232
Operations and maintenance	12,834	18,459	62,918	70,793
Operating taxes and licenses	3,896	4,833	17,300	20,414
Insurance and claims	16,478	11,971	57,897	50,869
Communications and utilities	1,894	1,972	8,552	9,447
Depreciation and amortization	37,365	43,927	159,198	181,523
Impairment of trade name	18,991	—	18,991	—
Other operating expenses	10,160	13,576	45,662	57,173
Gain on disposal of property and equipment	(12,191)	(5,997)	(23,446)	(7,508)

	202,199	241,554	863,121	1,067,747

Operating (loss) income	(22,844)	1,022	(57,412)	(20,236)

Interest income	213	232	774	1,143
Interest expense	(2,515)	(3,464)	(11,490)	(17,582)

Loss before income taxes	(25,146)	(2,210)	(68,128)	(36,675)

Federal and state income taxes	(5,705)	(356)	(15,675)	(6,953)

Net loss	$(19,441)	$(1,854)	$(52,453)	$(29,722)

Loss per share
Basic	$(0.25)	$(0.02)	$(0.67)	$(0.38)
Diluted	$(0.25)	$(0.02)	$(0.67)	$(0.38)

Weighted average shares outstanding
Basic	77,438	78,497	77,877	78,733
Diluted	77,485	78,507	77,935	78,775

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2025	2024
CURRENT ASSETS
Cash and cash equivalents	$18,475	$12,812
Trade receivables, net	74,172	91,620
Prepaid tires	11,626	10,428
Other current assets	9,181	12,554
Income tax receivable	1,146	2,034
Total current assets	114,600	129,448

PROPERTY AND EQUIPMENT	1,148,693	1,283,980
Less accumulated depreciation	481,471	519,573
	667,222	764,407
GOODWILL	322,597	322,597
OTHER INTANGIBLES, NET	69,512	93,520
OTHER ASSETS	14,686	15,408
DEFERRED INCOME TAXES, NET	1,353	946
OPERATING LEASE RIGHT OF USE ASSETS	1,647	7,866
	$1,191,617	$1,334,192
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$33,479	$35,370
Compensation and benefits	25,061	27,003
Insurance accruals	31,437	23,518
Long-term debt and finance lease liabilities - current portion	5,714	9,041
Operating lease liabilities - current portion	1,330	6,115
Other accruals	13,143	18,512
Total current liabilities	110,164	119,559
LONG-TERM LIABILITIES
Income taxes payable	5,427	6,226
Long-term debt and finance lease liabilities less current portion	154,059	191,707
Operating lease liabilities less current portion	317	1,751
Deferred income taxes, net	133,629	158,374
Insurance accruals less current portion	32,702	33,976
Total long-term liabilities	326,134	392,034
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2025 and 2024; outstanding 77,445 and 78,519 in 2025 and 2024, respectively	$907	$907
Additional paid-in capital	2,979	3,175
Retained earnings	965,405	1,024,081
Treasury stock, at cost; 13,244 and 12,170 shares in 2025 and 2024, respectively	(213,972)	(205,564)
	755,319	822,599
	$1,191,617	$1,334,192

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$179,355	$242,576	$805,709	$1,047,511
Less: Fuel surcharge revenue	21,675	28,001	96,627	133,860
Operating revenue, excluding fuel surcharge revenue	157,680	214,575	709,082	913,651

Operating expenses	202,199	241,554	863,121	1,067,747
Less: Fuel surcharge revenue	21,675	28,001	96,627	133,860
Less: Amortization of intangibles	1,254	1,254	5,017	5,017
Less: Impairment of trade name	18,991	—	18,991	—
Adjusted operating expenses	160,279	212,299	742,486	928,870

Operating (loss) income	(22,844)	1,022	(57,412)	(20,236)
Adjusted operating (loss) income	$(2,599)	$2,276	$(33,404)	$(15,219)

Operating ratio	112.7%	99.6%	107.1%	101.9%
Adjusted operating ratio	101.6%	98.9%	104.7%	101.7%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating (loss) income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, and non-cash impairment of trade name associated with the decision to unify CFI with Heartland Express. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, and non-cash impairment of trade name associated with the decision to unify CFI with Heartland Express, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating (loss) income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes other items that, in our opinion, do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating (loss) income, and adjusted operating ratio are not substitutes for operating revenue, operating (loss) income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating (loss) income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating (loss) income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.